Exhibit 10.5

PRIVATE & CONFIDENTIAL

Date

Name

Dear

We are pleased to confirm our offer to have you join WuXi Pharma Tech (hereinafter referred to as “the Company” or “PharmaTech”). These letters sets out the term of the offer and please sign the enclosed copy and return it promptly to us as your formal acceptance of the offer.

1.	The Position

1.1	Your position is

1.2	You will report to the of the company.

1.3	Your duties include, but will not be limited to, those items as identified in your Job Description. During the term of your employment and in consultation with you, the company can change these duties.

1.4	While an employee of WuXi PharmaTech, you will be required to comply with all company policies and procedures.

2.	Remuneration Package

2.1	Annual Package

Total Annual Salary and Allowances

• Base Salary	RMB

• Living Allowance (include Children Tuition)	RMB *

• Housing Allowance	RMB *

* Please note that you are responsible for providing official receipts for all the allowances; otherwise you are eligible for China’s personal income tax.

Other benefits: you also be entitled to the following

• Free Transportation to and from work: mini van

• Free food in our canteen facility

• Free housing stay for the first three months upon reporting to work

Incentive Opportunity:

You will be eligible for “profit sharing and management bonus” after serving the Company for one full year. The actual amount will be decided by the Board.

2.2	Long –Term Service Bonus

The company grants you a Long- Term Service Bonus of RMB                        ,                          of that amount will be paid on 2nd anniversary and the remaining                          will be paid on 3rd anniversary. If your employment with the company is terminated before the above mentioned dates, you will not be eligible for the bonus.

2.3	Returnee Bonus

The company grants you a Returnee Bonus of RMB                         payable upon completion of first year of service, if your employment with the company is terminated before the above mentioned date, you will not be eligible for the bonus.

2.4	Life & Medical Insurance

You may join the Company Life & Medical Insurance Plan. You shall choose to join this plan or to claim your medical expenses through the medical insurance reimbursable arrangement as stated in Clause 2.1.

2.5	Personal Taxation

It will be your responsibility for filing and settling the personal income taxes.

2.6	Auto pay

Your salary will be paid on the 30th day of every month electronically into your nominated bank account. At WuXi Pharma Tech, salary is considered confidential and you are required to observe this policy. This salary information is not to be disclosed to any other WuXi Pharma Tech employees.

2.7	Performance Bonus

The Performance Bonus is set on the sales from                          customers and the company financial performances. The amount of the performance Bonus is calculated as follows:

3.	Notice of Termination of Employment

Either party may terminate this contract of service by giving the other party notice in writing or salary in lieu of notice, without assigning any reason whatsoever. The termination notice is              months for confirmed employees.

4.	Leave Provisions

You are entitled to                          (per company policy) work days annual leave. Leave is only to be taken at mutually convenient times and should be applied for and be approved in advance.

5.	Stock option

The company will grant you                          stock options at fair market value when you report to work.

6.	Employee Performance Review

Formal performance review will take place annually.

7.	Confidentiality and Intellectual Property Rights

7.1	The “Confidentiality Agreement” that you have signed with the Company shall remain in effect. You shall observe all the obligations stipulated therein.

Specifically, you must not (other than in the proper course of your duties or as may be required by law);

7.1.1	Divulge or disclose to any other person or corporation, without the prior written consent of WuXi PharmaTech, any confidential information relating to WuXi PharmaTech or a related or associated corporation or customer or its or their respective businesses or any trade secrets of which you may become possessed whilst employed by WuXi PharmaTech or prior thereto;

7.1.2	Use of or attempt to use any such confidential information in any manner that may cause or be calculated to cause injury or loss to WuXi PharmaTech, or a related or associated corporation, or customer, or any of them.

7.1.3	The confidential information referred to above includes but is not limited to financial results, company procedures and policies, customer details and sales records, pricing strategies, business plans, product specifications, and employee records and information.

7.2	During your employment you must use your best endeavours to prevent the unauthorised disclosure of any such confidential information by third parties. This restriction will cease to apply to information or knowledge that may come into the public domain.

7.3	To the extent permitted by law, you agree to waive all moral rights of any kind or Nature whatsoever. In the event a waiver is required to be in effect in relation to specific intellectual property, you agree that you will execute any documents required by WuXi PharmaTech in this regard.

7.4	All designs, slogans, sales promotion techniques, programs or devices relating to the business of WuXi PharmaTech which are discovered, invented, improved or developed by you during the course of your employment (whether during regular business hours or otherwise) will be the property of WuXi PharmaTech (whether conceived or developed by you solely or jointly with others), and you must execute any documents and do all things as may be required by WuXi PharmaTech to assign the title to such property to WuXi PharmaTech provided WuXi PharmaTech will bear all costs and expenses related thereto.

8.	Further Protection of WuXi PharmaTech’s Interests

8.1	You agree that after the termination of your employment, you will not for a period of months, work for, or provide services to, any competitor of the company in the Greater China area. For the purposes of this clause, a competitor is further defined as a business which could make use of WuXi PharmaTech’s confidential information to the material detriment of WuXi PharmaTech.

8.2	You agree that after the termination of your employment, and for a period of no less than year, you will not approach either directly or indirectly, an employee of WuXi PharmaTech with the specific purpose of enticing them away from WuXi PharmaTech’s employment.

9.	Company Policies

In addition to the terms and conditions recorded in this letter, there are other policies and procedures of WuXi PharmaTech, which apply to your employment. These may be varied and updated by WuXi PharmaTech and must be complied with at all times.

10.	Staring Date

You will start your employment with WuXi Pharma Tech on or before                         . This offer of employment is valid until                         . Please let us know your decision to join WuXi Pharma Tech by signing of this offer letter and returning it to the Company.

I hope you will be pleased with our offer, and I look forward to working with you to build a better and stronger Pharma Tech.

Yours sincerely,

Dr Ge Li

Chairman and CEO

WuXi PharmaTech Co., Ltd.

Acceptance of Job Offer from WuXi Pharma Tech Co., Ltd.

I have read the above WuXi Pharma Tech Employment Offer Letter and hereby agree to the terms and conditions contained in this document.

Signature:

Date: